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Contact:  Suki Shattuck
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          HomeBase, Inc.
          (949) 442-5448

          Roger S. Pondel/Michele Feller
          Pondel Parsons & Wilkinson
          (310) 207-9300

                                                FOR IMMEDIATE RELEASE

       HOMEBASE REPORTS PRELIMINARY RESULTS FOR 4TH QUARTER, FULL YEAR;
                         ANNOUNCES NEW SALES STRATEGY

          Irvine, California -- February 1, 1999 -- HomeBase, Inc. (NYSE:HBI) today announced preliminary results for the fourth quarter and fiscal year ended January 30, 1999. The company also announced a new strategic program aimed at enhancing sales and increasing market share, with related additional expenditures that are expected to have an adverse effect on next year's net income.

          The company expects net income for the year ended January 30, 1999 to be approximately $22 million, or, $0.54 per diluted share, compared with pro forma net income for the prior year of $17.8 million, or $0.47 per diluted share, excluding a special charge taken in the third quarter. Net income for the fourth quarter ended January 30, 1999 is expected to be approximately $200,000, or $0.01 per share, compared with a loss from continuing operations of $3.9 million, or $0.10 per share, for the corresponding prior-year period.

          Sales for the 52-week year ended January 30, 1999 totaled $1.44 billion, compared with $1.48 billion for the 53-week year ended January 31, 1998. This reflects a comparable 52-week same store sales decline of 0.5%. For the current 13-week fourth quarter, sales were $309 million, compared with sales of $328 million for the 14-week fourth quarter last year. Same store sales for the comparable 13 weeks of the fourth quarter were up 2.3% from a year ago.

                                    -more-
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          The company plans to report actual results for the fourth quarter and full fiscal year on March 2.

          Allan Sherman, president and chief executive officer, said the company is implementing a new strategic program designed to enhance service, increase customer traffic and improve same store sales. The initiatives involve an incremental investment next year of approximately $13 million in payroll and advertising costs, which is designed to increase the number of sales people in each store and to promote the company's stores and products to more potential customers. In addition, HomeBase will increase inventory per store by approximately 10%, as a means of further enhancing customer service.

          "The competition in our markets is expected to intensify," Sherman added. "HomeBase has proven its ability to withstand competition in the past, and will again. In addition to our current program of accelerating store openings, the new initiatives will be instrumental in helping us gain market share, fortify the company's position in the West and provide long-term value to HomeBase stockholders."

          In a departure from the company's practice of not announcing anticipated results of operations for the coming year, HomeBase said the increase in inventory, payroll and advertising expenses should result in 3% to 5% same store sales growth and diluted earnings per share of approximately $0.39 to $0.43 for the fiscal year ended January 29, 2000. The company indicated that despite the negative short-term impact to net income, this program will better position the company for long-term growth and success.

          Headquartered in Irvine, California, HomeBase, Inc. operates 84 home improvement warehouses, averaging 103,000 square feet, in 10 western states. HomeBase, Inc. is traded on the New York Stock Exchange under the symbol "HBI" and can be located on the Internet at http://www.homebase.com.
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     Matters discussed in this document include forward-looking statements that involve risks and uncertainties that could cause results to differ materially from those expressed. Such risks and uncertainties include, but are not limited to, the company's ability to successfully implement the new operating and sales strategy, the competitive marketplace and the factors set forth in the company's annual report on Form 10-K for the fiscal year ended January 31, 1998 under the heading "Risk Factors" and in the company's other filings with the Securities and Exchange Commission.
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